Exhibit 21.1

List of subsidiaries of the Registrant:

Subsidiary		Percentage of Ownership
General Steel Investment Co., Ltd.	British Virgin Islands	100%

Tianjin Daqiuzhuang Metal Sheet Co., Ltd.	P. R. C.	70%